Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

August 4, 2021

Maxar Technologies Reports Second Quarter 2021 Results

Westminster, CO – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), a trusted partner and innovator in Earth Intelligence and Space Infrastructure, today announced financial results for the quarter ended June 30, 2021. All dollar amounts in this press release are expressed in U.S. dollars, unless otherwise noted.

Key points from the quarter include:

●	Net income from continuing operations of $45 million
●	Diluted net income per share of $0.60
●	Consolidated revenues of $473 million
●	Adjusted EBITDA[1] of $132 million

[1]	This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

“We continued this quarter to make progress toward achieving our longer-term targets, including efforts to drive sustainable growth in both our Earth Intelligence and Space Infrastructure segments,” stated Dan Jablonsky, President and Chief Executive Officer. “In Earth Intelligence, we received multiple awards from the US and international government customers, including programs supporting persistent change monitoring and space domain awareness, as well as imagery and 3D data sales. Importantly, early in the third quarter, we received our first commitment for Legion capacity from a US ally and our 11th renewal of the Enhanced View program for the period starting September 1st of this year. Commercial awards included a data sale to a large social media company. In Space Infrastructure, wins in the quarter included a contract modification with NASA for work on the Power Propulsion Element and study contracts for National Security classified work as we continue to look to shape new programs and further diversify the business. Also, as announced earlier today, we received an award from Sirius XM to produce their XM-9 satellite.”

“We generated solid year-over-year revenue growth driven by performance on previously awarded programs in Space Infrastructure and robust book-ship activity in Earth Intelligence. Margin performance was also solid given improving execution and mix. Year-to-date free cash flow is exceeding our internal expectations even though this quarter was negatively impacted by the timing of receipts that were collected early in the current quarter.” stated Biggs Porter, Chief Financial Officer. “We are maintaining 2021 guidance for all metrics, including revenue, Adjusted EBITDA and cash flow.”

Total revenues increased to $473 million from $439 million, or by $34 million, for the three months ended June 30, 2021, compared to the same period in 2020. The increase was primarily driven by a $33 million increase in revenue in our Space Infrastructure segment. We also had an increase in revenue in our Earth Intelligence segment; however, the increase was partially offset by a $30 million decrease in the recognition of deferred revenue related to the EnhancedView Contract.

For the three months ended June 30, 2021, our net income from continuing operations was $45 million compared to $0 million for the three months ended June 30, 2020. The increase was primarily driven by an increase in revenue of $34 million as mentioned above and a $15 million decrease in interest on long-term debt primarily driven by lower principal balances on Term Loan B and the 2023 Notes due to a repayment made on Term Loan B in the second quarter of 2020 as well as a redemption made on the 2023 Notes in the first quarter of 2021. The increase was also driven by a $10 million income tax benefit, primarily due to a change in the 2020 estimated Base Erosion and Anti-Abuse Tax driven by a change in tax strategy enabled by a reduction in forecasted interest expense and tax on foreign earnings. This was partially offset by an increase in product and service costs of $25 million, driven by an increase in product costs within our Space Infrastructure segment and an increase in service costs within our Earth Intelligence segment.

For the three months ended June 30, 2021, Adjusted EBITDA was $132 million and Adjusted EBITDA margin was 27.9%. This is compared to Adjusted EBITDA of $138 million and Adjusted EBITDA margin of 31.4% for the same period of 2020. The decrease was primarily driven by lower Adjusted EBITDA from the Earth Intelligence and higher corporate and other expenses, partially offset by higher Adjusted EBITDA from the Space Infrastructure segment.

We had total order backlog of $1.5 billion as of June 30, 2021 compared to $1.9 billion as of December 31, 2020. The decrease in backlog was driven by decreases in both the Earth Intelligence and Space Infrastructure segments. Our unfunded contract options totaled $0.9 billion as of June 30, 2021 and December 31, 2020, respectively.

Financial Highlights

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of its financial and operating performance. These non-GAAP financial measures include EBITDA and Adjusted EBITDA. We believe these supplementary financial measures reflect our ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in its business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
($ millions, except per share amounts)
Revenues	$473	$439	$865	$820
Income (loss) from continuing operations	45	—	(39)	(78)
Income from discontinued operations, net of tax	—	306	—	336
Net income (loss)	$45	$306	$(39)	$258
EBITDA[1]	132	441	199	533
Adjusted EBITDA[1]	132	138	199	215

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.60	$—	$(0.57)	$(1.29)
Income from discontinued operations, net of tax	—	4.94	—	5.56
Diluted net income (loss) per common share	$0.60	$4.94	$(0.57)	$4.27

Weighted average number of common shares outstanding (millions):
Basic	72.2	60.6	68.5	60.4
Diluted	74.7	62.0	68.5	60.4

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Revenues by segment were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
($ millions)
Revenues:
Earth Intelligence	$283	$278	$533	$549
Space Infrastructure	206	184	361	316
Intersegment eliminations	(16)	(23)	(29)	(45)
Total revenues	$473	$439	$865	$820

We analyze financial performance by segment, which combine related activities within the Company.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ millions)	2021	2020	2021	2020
Adjusted EBITDA:
Earth Intelligence	$131	$146	$238	$279
Space Infrastructure	27	11	15	(28)
Intersegment eliminations	(7)	(7)	(12)	(14)
Corporate and other expenses	(19)	(12)	(42)	(22)
Adjusted EBITDA[1]	$132	$138	$199	$215

1This is a non-GAAP financial measure. Refer to section “Non-GAAP Financial Measures” in this earnings release.

Earth Intelligence

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
($ millions)
Revenues	$283	$278	$533	$549
Adjusted EBITDA	$131	$146	$238	$279
Adjusted EBITDA margin (as a % of total revenues)	46.3%	52.5%	44.7%	50.8%

Revenues from the Earth Intelligence segment increased to $283 million from $278 million, or by $5 million, compared to the same period in 2020. The increase was primarily driven by a $24 million increase in revenue from international defense and intelligence customers, a $6 million increase from new commercial programs and a $5 million increase in revenue from new contracts with the U.S. government. These increases were partially offset by a $30 million decrease in the recognition of deferred revenue related to the EnhancedView Contract. We recognized $30 million of deferred revenue from the EnhancedView Contract for the three months ended June 30, 2020, compared to none for the three months ended June 30, 2021, as it was fully recognized as of August 31, 2020.

Adjusted EBITDA from the Earth Intelligence segment decreased to $131 million from $146 million, or by $15 million, for the three months ended June 30, 2021, compared to the same period of 2020. The decrease was primarily driven by a decrease in the recognition of deferred revenue related to the EnhancedView Contract as mentioned above. The decrease was also driven by an increase in service costs and selling, general and administrative costs for the three months ended June 30, 2021, as compared to the same period of 2020. These decreases were partially offset by growth on contracts with international defense and intelligence customers and the U.S. government.

Space Infrastructure

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
($ millions)
Revenues	$206	$184	$361	$316
Adjusted EBITDA	$27	$11	$15	$(28)
Adjusted EBITDA margin (as a % of total revenues)	13.1%	6.0%	4.2%	(8.9)%

Changes in revenues from year to year are influenced by the size, timing and number of satellite contracts awarded in the current and preceding years and the length of the construction period for satellite contracts awarded. Revenues on satellite contracts are recognized using the cost-to-cost method of accounting to determine the percentage of completion over the construction period, which typically ranges between 20 to 36 months and up to 48 months in certain situations. Adjusted EBITDA margins can vary from quarter to quarter due to the mix of our revenues and changes in our estimated costs to complete as our risks are retired and as our estimated costs to complete are increased or decreased based on contract performance.

Revenues from the Space Infrastructure segment increased to $206 million from $184 million, or by $22 million, for the three months ended June 30, 2021, compared to the same period in 2020. Revenues increased primarily as a result of an increase in revenues from commercial programs of $36 million due to higher volumes related to new programs and lower EAC growth and no COVID-19 program impacts for the three months ended June 30, 2021. The increase is partially offset by a $14 million decrease in revenues from U.S. government contracts.

Adjusted EBITDA from the Space Infrastructure segment increased to $27 million from $11 million, or by $16 million, for the three months ended June 30, 2021, compared to the same period of 2020. The increase in the Space Infrastructure segment was primarily related to a $24 million increase in commercial program margins due to new programs and fewer negative EAC impacts during the period as compared to the three months ended June 30, 2020, which included negative EAC impacts due to COVID-19. The increase in commercial program margins has been driven by a change in program mix related to the completion of less profitable programs offset by new, more profitable programs. The remaining $8 million change is related to an increase in indirect costs and selling, general and administrative costs.

Corporate and other expenses

Corporate and other expenses include items such as corporate office costs, regulatory costs, executive and director compensation, foreign exchange gains and losses, retention costs, and fees for legal and consulting services.

Corporate and other expenses for the three months ended June 30, 2021 increased to $19 million from $12 million, or by $7 million, compared to the same period in 2020. The increase was primarily driven by a $6 million increase in selling, general and administrative costs primarily due to an increase in labor related expenses driven by an increase in headcount and employee compensation.

Intersegment eliminations

Intersegment eliminations are related to projects between our segments, including our WorldView Legion satellite constellation. Intersegment eliminations were $7 million for the three months ended June 30, 2021 and 2020, respectively.

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Operations

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Product	$190	$157	$332	$264
Service	283	282	533	556
Total revenues	473	439	865	820
Costs and expenses:
Product costs, excluding depreciation and amortization	156	144	304	289
Service costs, excluding depreciation and amortization	100	87	193	180
Selling, general and administrative	88	79	172	147
Depreciation and amortization	73	89	147	179
Impairment loss	—	—	—	14
Operating income	56	40	49	11
Interest expense, net	24	48	102	97
Other income, net	(3)	(4)	(4)	(7)
Income (loss) before taxes	35	(4)	(49)	(79)
Income tax benefit	(10)	(2)	(10)	—
Equity in income from joint ventures, net of tax	—	(2)	—	(1)
Income (loss) from continuing operations	45	—	(39)	(78)
Discontinued operations:
Income from operations of discontinued operations, net of tax	—	2	—	32
Gain on disposal of discontinued operations, net of tax	—	304	—	304
Income from discontinued operations, net of tax	—	306	—	336
Net income (loss)	$45	$306	$(39)	$258

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.62	$—	$(0.57)	$(1.29)
Income from discontinued operations, net of tax	—	5.05	—	5.56
Basic net income (loss) per common share	$0.62	$5.05	$(0.57)	$4.27

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.60	$—	$(0.57)	$(1.29)
Income from discontinued operations, net of tax	—	4.94	—	5.56
Diluted net income (loss) per common share	$0.60	$4.94	$(0.57)	$4.27

MAXAR TECHNOLOGIES INC.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$10	$27
Trade and other receivables, net	400	327
Inventory	43	31
Advances to suppliers	16	24
Prepaid and other current assets	64	59
Total current assets	533	468
Non-current assets:
Orbital receivables, net	333	361
Property, plant and equipment, net	896	883
Intangible assets, net	840	895
Non-current operating lease assets	151	163
Goodwill	1,627	1,627
Other non-current assets	90	86
Total assets	$4,470	$4,483
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$112	$115
Accrued liabilities	63	65
Accrued compensation and benefits	76	105
Contract liabilities	272	278
Current portion of long-term debt	13	8
Current operating lease liabilities	42	41
Other current liabilities	45	51
Total current liabilities	623	663
Non-current liabilities:
Pension and other postretirement benefits	186	192
Contract liabilities	—	1
Operating lease liabilities	144	158
Long-term debt	2,121	2,414
Other non-current liabilities	96	119
Total liabilities	3,170	3,547
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.0001 par value, 240 million common shares authorized; 72.4 million and 61.2 million outstanding at June 30, 2021 and December 31, 2020, respectively)	—	—
Additional paid-in capital	2,211	1,818
Accumulated deficit	(803)	(763)
Accumulated other comprehensive loss	(109)	(120)
Total Maxar stockholders' equity	1,299	935
Noncontrolling interest	1	1
Total stockholders' equity	1,300	936
Total liabilities and stockholders' equity	$4,470	$4,483

MAXAR TECHNOLOGIES INC.

Consolidated Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2021	2020
Cash flows (used in) provided by:
Operating activities:
Net (loss) income	$(39)	$258
Income from operations of discontinued operations, net of tax	—	32
Gain on disposal of discontinued operations, net of tax	—	304
Loss from continuing operations	(39)	(78)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	147	179
Stock-based compensation expense	21	13
Amortization of debt issuance costs and other non-cash interest expense	7	8
Loss from early extinguishment of debt	41	7
Cumulative adjustment to SXM-7 revenue	25	—
Impairment loss	—	14
Other	9	2
Changes in operating assets and liabilities:
Trade and other receivables	(72)	40
Accounts payable and liabilities	(60)	(65)
Contract liabilities	(6)	(38)
Other	(23)	(16)
Cash provided by operating activities - continuing operations	50	66
Cash used in operating activities - discontinued operations	—	(30)
Cash provided by operating activities	50	36
Investing activities:
Purchase of property, plant and equipment and development or purchase of software	(105)	(128)
Return of capital from discontinued operations	—	20
Cash used in investing activities - continuing operations	(105)	(108)
Cash provided by investing activities - discontinued operations	—	723
Cash (used in) provided by investing activities	(105)	615
Financing activities:
Repurchase of 2023 Notes, including premium	(384)	(169)
Net proceeds from issuance of common stock	380	—
Net proceeds from Revolving Credit Facility	53	—
Net proceeds from issuance of 2027 Notes	—	147
Settlement of securitization liability	(6)	(7)
Repayments of long-term debt	(4)	(521)
Other	(6)	1
Cash provided by (used in) financing activities - continuing operations	33	(549)
Cash used in financing activities - discontinued operations	—	(24)
Cash provided by (used in) financing activities	33	(573)
(Decrease) increase in cash, cash equivalents, and restricted cash	(22)	78
Effect of foreign exchange on cash, cash equivalents, and restricted cash	—	(5)
Cash, cash equivalents, and restricted cash, beginning of year	32	110
Cash, cash equivalents, and restricted cash, end of period	$10	$183

Reconciliation of cash flow information:
Cash and cash equivalents	$10	$179
Restricted cash included in prepaid and other current assets	—	1
Restricted cash included in other non-current assets	—	3
Total cash, cash equivalents, and restricted cash	$10	$183

NON-GAAP FINANCIAL MEASURES

In addition to results reported in accordance with U.S. GAAP, we use certain non-GAAP financial measures as supplemental indicators of our financial and operating performance. These non-GAAP financial measures include EBITDA, Adjusted EBITDA and Adjusted EBITDA margin.

We define EBITDA as earnings before interest, taxes, depreciation and amortization, Adjusted EBITDA as EBITDA adjusted for certain items affecting comparability as specified in the calculation and Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Certain items affecting comparability include restructuring, impairments, satellite insurance recovery, gain (loss) on sale of assets, CEO severance and transaction and integration related expense. Transaction and integration related expense includes costs associated with de-leveraging activities, acquisitions and dispositions and the integration of acquisitions. Management believes that exclusion of these items assists in providing a more complete understanding of our underlying results and trends, and management uses these measures along with the corresponding U.S. GAAP financial measures to manage our business, evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a measure being used as a key element of our incentive compensation plan. The Syndicated Credit Facility also uses Adjusted EBITDA in the determination of our debt leverage covenant ratio. The definition of Adjusted EBITDA in the Syndicated Credit Facility includes a more comprehensive set of adjustments that may result in a different calculation therein.

We believe that these non-GAAP measures, when read in conjunction with our U.S. GAAP results, provide useful information to investors by facilitating the comparability of our ongoing operating results over the periods presented, the ability to identify trends in our underlying business, and the comparison of our operating results against analyst financial models and operating results of other public companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not recognized terms under U.S. GAAP and may not be defined similarly by other companies. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income as indications of financial performance or as alternate to cash flows from operations as measures of liquidity. EBITDA and Adjusted EBITDA have limitations as an analytical tool and should not be considered in isolation or as a substitute for our results reported under U.S. GAAP. The table below reconciles our net income to EBITDA and Adjusted EBITDA and presents Adjusted EBITDA margin for the three and six months ended June 30, 2021 and 2020.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
($ millions)
Net income (loss)	$45	$306	$(39)	$258
Income tax benefit	(10)	(2)	(10)	—
Interest expense, net	24	48	102	97
Interest income	—	—	(1)	(1)
Depreciation and amortization	73	89	147	179
EBITDA[1]	$132	$441	$199	$533
Income from discontinued operations, net of tax	—	(306)	—	(336)
Transaction and integration related expense	—	3	—	4
Impairment loss	—	—	—	14
Adjusted EBITDA[1]	$132	$138	$199	$215

Adjusted EBITDA:
Earth Intelligence	$131	$146	$238	$279
Space Infrastructure	27	11	15	(28)
Intersegment eliminations	(7)	(7)	(12)	(14)
Corporate and other expenses	(19)	(12)	(42)	(22)
Adjusted EBITDA[1]	$132	$138	$199	$215

Net income (loss) margin	9.5%	69.7%	(4.5)%	31.5%
Adjusted EBITDA margin	27.9%	31.4%	23.0%	26.2%

Cautionary Note Regarding Forward-Looking Statements

Certain statements and other information included in this release constitute "forward-looking information" or "forward-looking statements" (collectively, "forward-looking statements") under applicable securities laws. Statements including words such as "may", "will", "could", "should", "would", "plan", "potential", "intend", "anticipate", "believe", "estimate" or "expect" and other words, terms and phrases of similar meaning are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, as well as other statements referring to or including forward-looking information included in this presentation.

Forward-looking statements are subject to various risks and uncertainties which could cause actual results to differ materially from the anticipated results or expectations expressed in this presentation. As a result, although management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The risks that could cause actual results to differ materially from current expectations include, but are not limited to, the risk factors and other disclosures about the Company and its business included in the Company's continuous disclosure materials filed from time to time with U.S. securities and Canadian regulatory authorities, which are available online under the Company's EDGAR profile at www.sec.gov, under the Company's SEDAR profile at www.sedar.com or on the Company's website at www.maxar.com.

The forward-looking statements contained in this release are expressly qualified in their entirety by the foregoing cautionary statements. All such forward-looking statements are based upon data available as of the date of this presentation or other specified date and speak only as of such date. The Company disclaims any intention or obligation to update or revise any forward-looking statements in this presentation as a result of new information or future events, except as may be required under applicable securities legislation.

*****

Unless stated otherwise or the context otherwise requires, references to the terms “Company,” “Maxar,” “we,” “us,” and “our” to refer collectively to Maxar Technologies Inc. and its consolidated subsidiaries.

Investor/Analyst Conference Call

Maxar President and Chief Executive Officer, Dan Jablonsky, and Executive Vice President and Chief Financial Officer, Biggs Porter, will host an earnings conference call Wednesday, August 4, 2021, reviewing the second quarter results, followed by a question and answer session. The call is scheduled to begin promptly at 3:00 p.m. MT (5:00 p.m. ET).

Investors and participants must register for the call in advance by visiting:

http://www.directeventreg.com/registration/event/5162864

After registering, participants will receive dial-in information, a passcode, and registrant ID. At the time of the call, participants must dial in using the numbers in the confirmation email and enter their passcode and ID.

The Conference Call will be Webcast live and then archived at:

http://investor.maxar.com/events-and-presentations/default.aspx

Telephone replay of the conference call will also be available from Wednesday, August 4, 2021 at 6:00 p.m. MT (8:00 p.m. ET) to Wednesday, August 18, 2021 at 9:59 p.m. MT (11:59 p.m. ET) at the following numbers:

Toll free North America: 1-800-585-8367

International Dial-In: 1-416-621-4642

Passcode: 5162864#

About Maxar

Maxar is a trusted partner and innovator in Earth Intelligence and Space Infrastructure. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with speed, scale, and cost effectiveness. Maxar’s 4,400 team members in more than 20 global locations are inspired to harness the potential of space to help our customers create a better world. Maxar’s stock trades on the New York Stock Exchange and Toronto Stock Exchange under the symbol “MAXR”. For more information, visit www.maxar.com.

CONTACT:

Jason Gursky | VP Investor Relations and Corporate Treasurer | 1-303-684-2207 | jason.gursky@maxar.com

Turner Brinton | Media Relations | 1-303-684-4545 | turner.brinton@maxar.com